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                                                                     Exhibit 8.1



                         [KIRKLAND & ELLIS LETTERHEAD]


                                  May 22, 2002

Dura Operating Corp.
and each of the Guarantors
2791 Research Dr.
Rochester Hills, MI 48309


                  Re:      Dura Operating Corp.
                           Registration Statement on Form S-4

Ladies and Gentlemen:

                  We are issuing this opinion letter in our capacity as special legal counsel to Dura Operating Corp., a Delaware corporation (the "Issuer"), and each of the other guarantors listed on Schedule A hereto (such guarantors are hereinafter referred to as the "Guarantors" and the Guarantors, together with the Issuer, are hereinafter referred to as the "Registrants"), in connection with the proposed offer by the Issuer (the "Exchange Offer") of up to $350,000,000 in aggregate principal amount of the Issuer's 8 5/8% Senior Notes due 2012, Series B (the "Exchange Notes") in exchange for and in replacement of the Issuer's outstanding 8 5/8% Senior Notes due 2012 (the "Old Notes"), pursuant to a Registration Statement filed with the Securities and Exchange Commission (the "Commission") as of the date hereof, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

                  You have requested our opinion as to certain United States federal income tax consequences of the Exchange Offer. In preparing our opinion, we have reviewed and relied upon the Issuer's Registration Statement and such other documents as we have deemed necessary.

                  On the basis of the foregoing, it is our opinion that the exchange of the Old Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable "exchange" for United States federal income tax purposes because the Exchange Notes do not differ materially in kind or extent from the Old Notes. The Exchange Notes received by a holder of Old Notes will be treated as a continuation of the Old Notes in the hands of such holder and, as a result, there will be no federal income tax consequences to such holder as a result of such holder's exchange of Old Notes for Exchange Notes.




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                  The opinion set forth above is based upon the applicable
provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements, existing judicial decisions and other applicable authorities. No tax ruling has been sought from the IRS with respect to any of the matters discussed herein. Unlike a ruling from the IRS, an opinion of counsel is not binding on the IRS. Hence, no assurance can be given that the opinion stated in this letter will not be successfully challenged by the IRS or by a court. We express no opinion concerning any tax consequences of the Exchange Offer except as expressly set forth above.

                  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters." In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                                     Sincerely,

                                                     /s/ KIRKLAND & ELLIS

                                                     Kirkland & Ellis


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                                   SCHEDULE A
                                   ----------

Adwest Electronics, Inc.

Atwood Automotive Inc.

Atwood Mobile Products, Inc.

Dura Automotive Systems, Inc.

Dura Automotive Systems Cable Operations, Inc.

Dura Automotive Systems of Indiana, Inc.

Dura G.P.

Mark I Molded Plastics of Tennessee, Inc.

Universal Tool & Stamping Company Inc.